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                                                                     Exhibit 5.3


                                                                 RUSSELL McVEAGH


[RUSSELL McVEAGH LETTERHEAD]


26 February 2004

CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
CANADA R3B 3L7

CANWEST MEDIA INC US$41,880,457 10 5/8% SENIOR SUBORDINATED NOTES DUE 2011 ("Notes") - SECURITIES AND EXCHANGE COMMISSION



1.   INTRODUCTION

1.1  We have acted as New Zealand solicitors to each of the following companies:

     (a)  CanWest NZ Radio Holdings Limited;

     (b) TV3 Network Services Limited (previously named "Canwest Television NZ Limited"); and

     (c)  TV4 Network Limited,

     (each a "NZ Guarantor" and together the "NZ Guarantors").

1.2  This opinion is issued in connection with:

     (a) an indenture ("Indenture") dated 17 May 2001 between CanWest Media Inc. ("CMI"), the Guarantors and the Trustee, as amended and supplemented from time to time; and

     (b) a guarantee ("Guarantee") dated 17 May 2001 granted by each of the Guarantors in favour of the Trustee and the Noteholders,

     (each a "Transaction Document" and together the "Transaction Documents").

1.3 Unless the context otherwise requires expressions defined in the Indenture have the same meanings in this opinion.

1.4 This opinion is delivered to you for filing as an exhibit to the registration statement ("Registration Statement") on Form F-3 filed by CMI and the Guarantors with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (U.S.) ("Securities Act") relating to the registration of the Notes and the Guarantee under the Securities Act.

2.   JURISDICTION

2.1 This opinion relates only to the laws of New Zealand in force and effective as at the date of this opinion and is given on the basis that it will be construed in

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                                                              RUSSELL McVEAGH  2


     accordance with those laws. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction.

3. DOCUMENTATION

3.1  For the purposes of giving this opinion, we have examined the following:

     (a) a facsimile copy of an executed copy of the Indenture and a copy of the executed copy of the Guarantee;

     (b) facsimile copies of certificates ("Director's Certificates") given by a director of each of the NZ Guarantors;

     (c)  the public records:

          (i) on the Companies Office website (www.companies.govt.nz), carried out on 26 February 2004; and

          (ii) of the Registrar of the High Court at Auckland (being the office of the Court at which a statement of claim for the liquidation of the NZ Guarantors would be required to be filed under the High Court Rules), carried out on 26 February 2004. However, it is possible that a statement of claim for the liquidation of a NZ Guarantor would be accepted by a High Court Registrar other than at Auckland;

     (d) the originals or copies, certified or otherwise identified to our satisfaction, of such certificates and other documents as we have considered necessary or appropriate to enable us to render this opinion.

4.   ASSUMPTIONS

4.1  We have made the following assumptions:

     (a) All seals and signatures and any duty stamp or marking on the Transaction Documents are genuine.

     (b)  All documents provided to us are:

          (i)    if originals, authentic and in full force and effect; and

          (ii) if copies, true copies of original documents, that are in full force and effect.

     (c) All facts provided to us by or on behalf of any person in connection with this opinion, including those set out in any document or certificate, are correct.

     (d) Each Transaction Document has been, or will be, authorised, executed and delivered by, and is within the capacity and powers of the parties to it (other than the NZ Guarantors) and constitutes, or will upon execution constitute, legal, valid and binding obligations of the parties to it (other than the NZ Guarantors).

     (e) The NZ Guarantors have received, or will receive, fair value under the Transaction Documents for their obligations under the transactions contemplated by the Transaction Documents and the execution and performance of the Transaction Documents is in the best interests and for the benefit of each of them.


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                                                              RUSSELL McVEAGH  3


     (f) The value of the consideration or benefit being received, or to be received, by the NZ Guarantors, under the transactions contemplated by the Transaction Documents is not less than the value of the consideration provided, or to be provided, by each of them under those transactions.

     (g) Insofar as any obligation under any Transaction Document is to be performed in any jurisdiction other than New Zealand, it will be legal and enforceable in that jurisdiction.

     (h) The directors' and shareholders' resolutions of each of the NZ Guarantors as referred to in the relevant Director's Certificate have been properly passed in accordance with the constitution of the relevant NZ Guarantor and the Companies Act 1993, and remain in full force and effect without modification as at the date of this opinion.

     (i) The deed of appointment entered into by each NZ Guarantor pursuant to which John E. Maguire was appointed as attorney for that NZ Guarantor to execute the Transaction Documents, as referred to in the Director's Certificate given by a director of that NZ Guarantor, had not been revoked and was in full force and effect at the time John E. Maguire executed the Transaction Documents on behalf of that NZ Guarantor.

     (j) The Transaction Documents constitute legal, valid and binding obligations of the parties under the laws of New York enforceable in competent courts of that jurisdiction, that each of them has the same meaning and effect under New York law as it would do if it was governed by New Zealand law and that there are no provisions of New York law which would affect this opinion.

     (k) The records on the Companies Office website and of the Registrar of the High Courts referred to in paragraph 3.1(c) are complete, accurate and up to date. We note that records disclosed by the search referred to in paragraph 3.1(c)(i) may not be complete or up to date and that an application to liquidate a company, or notice of a liquidation order or resolution for the appointment of a receiver or for the liquidation of a company, may not be filed with the Registrar of Companies immediately or, even if filed, may not be available for public inspection.

5.   OPINION

5.1  In our opinion:

     (a) Each of the NZ Guarantors is duly incorporated under the Companies Act 1993 and validly existing under the laws of New Zealand.

     (b)  Each of the NZ Guarantors has:

          (i) the requisite corporate power to enter into and perform its obligations under the Transaction Documents and to undertake all matters required to be undertaken by it under, in respect of, and for the purposes of implementing, the transactions contemplated by the Transaction Documents; and

          (ii) taken all necessary corporate action to authorise the entry into, and execution of, the Transaction Documents and the performance of its obligations thereunder and the undertaking by it of all matters

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                                                              RUSSELL McVEAGH  4


               required to be undertaken by it under, or in respect of, the transactions contemplated by the Transaction Documents.

     (c)  Each Transaction Document has been duly executed by the NZ Guarantors.

     (d) The execution and performance by each of the NZ Guarantors of each Transaction Document, and the compliance by it with the terms and provisions thereof, do not and will not violate any law of New Zealand by which it is bound or public policy.

6.   QUALIFICATIONS AND RESERVATIONS

6.1  This opinion is subject to the following qualifications and reservations:

     (a) The obligations of the NZ Guarantors are subject to all insolvency, moratorium, reorganisation or similar laws affecting creditors' rights generally (and in particular the provisions of the Corporations (Investigation and Management) Act 1989) and may also be, or become, subject to limitation of action by the passing of time or to defences of set-off or counterclaim.

     (b) If any director of a company is interested in a transaction then, unless the company receives fair value under that transaction or all entitled persons of the company have concurred in the transaction under section 107 of the Companies Act 1993, the company may avoid the transaction at any time prior to the expiration of the three month period after that transaction is disclosed to all the shareholders of the company. Each Director's Certificate states that none of the directors of that NZ Guarantor are interested in the transactions contemplated by the Transaction Documents.

     (c) Under section 129 of the Companies Act 1993, if any transaction constitutes a "major transaction" (as defined), entry into that transaction is required to be approved by a special resolution of the shareholders of the company. Consequently:

          (i) if no special resolution has been passed, the relevant transactions may be set aside or other remedies exercised under sections 164 or 174 of the Companies Act 1993;

          (ii) if a special resolution has been passed but was not assented to by all the shareholders of the company, the dissenting shareholders may give notice to the company requiring it to purchase their shares (or to arrange for some other person to purchase those shares) in accordance with the provisions of sections 110 to 113 inclusive of the Companies Act 1993. Those sections operate to require the company to purchase the relevant shares unless it obtains an order from the Court under section 114 or 115 of the Companies Act 1993.

          The Director's Certificate for each NZ Guarantor records the relevant director's opinion that the transactions contemplated by the Transaction Documents are "major transactions" of that NZ Guarantor for the purposes of section 129 of the Companies Act 1993 and state that the required shareholder's resolutions have been passed by the shareholder or shareholders of that NZ Guarantor.

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                                                              RUSSELL McVEAGH  5


     (d)  Obligations that are regarded as penalties will not be enforceable.

     (e) As used in this opinion the term "enforceable" (and cognate expressions) means that each obligation or document is of a type and form enforced by the New Zealand Courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance. Enforcement of the Transaction Documents may be limited by general principles of equity, by public policy, or by statutory provisions. In particular:

          (i) the remedy of an order for specific performance or the issue of any injunction by a New Zealand Court is available only at the discretion of such Court, and is not usually ordered or granted, where damages would be an adequate alternative;

          (ii) a provision which purports to excuse or protect a party for, or to apply regardless of, that party's negligence, default or breach of duty, may not be enforceable;

          (iii) enforcement of the Transaction Documents and the enforcement of a foreign judgment in the Courts of New Zealand against a NZ Guarantor will be subject to the rules of civil procedure as applied by those Courts;


          (iv) a New Zealand Court may not enforce any provision of a Transaction Document which is or may become illegal or contrary to public policy under the law of another jurisdiction in which it is to be performed;

          (v) enforcement of any Transaction Document is subject to rights arising in relation to representations, acts or omissions of a party which may preclude, limit or affect the ability of that party to enforce against another party the obligations of that other party under that Transaction Document. We have made no investigation as to whether any such representations, acts or omissions have been made or done;

          (vi) under New Zealand law a court may not give effect to any severability provisions contained in the Transaction Documents;

          (vii) under New Zealand law a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant or where the Court itself has made an order for costs;

          (viii) a provision in a Transaction Document requiring amendments and waivers to be in writing may not prevent the parties effectively agreeing that oral or other modifications, amendments or waivers may be made.

     (f) A determination, calculation or certificate may not be conclusive if, for example, the matter or thing involved could be shown to have been determined, calculated or certified on an unreasonable, arbitrary, fraudulent or manifestly incorrect basis.

     (g) A New Zealand Court may decline to hear an action or to give effect to any provision of a Transaction Document if it is contrary to public policy to do so, or would involve or result in the Court making a fresh contract between the parties, or if it is not the proper forum to hear such action,


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                                                              RUSSELL McVEAGH  6


          and may stay an action if concurrent proceedings are being brought elsewhere.

     (h) A provision in a Transaction Document that any amount is payable upon demand may be construed as requiring reasonable notice.

     (i) Discretions may be required to be exercised reasonably and opinions are required to be based on proper grounds.

     (j) Admissibility of documents may be limited by general rules of evidence.

     (k) Written authorisation from the Prime Minister or the Minister of Finance (as the case may be) is required prior to making property, or financial or related services, available to terrorist entities and associated entities designated as such under the Terrorism Suppression Act 2002, or other parties to whom financial sanctions apply.

7.   BENEFIT

7.1 This opinion is addressed to you and may not, without our prior written consent, be:

     (a) relied upon by, or disclosed to, any other person, other than Kaye Scholer LLP, who may rely on this opinion with respect to matters governed by New York law for the purposes of its opinion to you dated on or about the date hereof; or

     (b) filed with a governmental or other agency, other than as set out in paragraph 7.2, or quoted or referred to in a public document, except as may otherwise be required by applicable law or regulation.

7.2 We consent to the filing of this opinion with the Securities and Exchange Commission pursuant to the Securities Act as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included therein.

7.3 This opinion is strictly limited to the matters stated herein and does not apply by implication to any other matter or matters.


Yours faithfully
RUSSELL MCVEAGH

/s/ DAVE WETHERELL




Dave Wetherell/Nick Lodder
Partner/Senior Solicitor

Direct phone:           64 9 367 8715/64 9 367 8112
Direct fax:             64 9 367 8097
Email:                  dave.wetherell/nick.lodder@russellmcveagh.com